MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement") is entered into as of October 25, 2019 by and among Entourage Labs, LLC, a limited liability company (the "Company"), Textmunication Holdings, Inc., a Nevada corporation ("Buyer"), and the members of the Company listed on Schedule 1 attached hereto ("Sellers").

Recitals

WHEREAS, the Company is in the business of Cannabis lifestyle wellness product development (the "Business").

WHEREAS, Sellers own one hundred percent (100%) of the outstanding membership interests of the Company (the "Membership Interests"); and

WHEREAS, Sellers desire to sell and Buyer desires to acquire the Company by means of Buyer's acquisition of the Membership Interests as provided herein (the "Transaction"), with the Company continuing as a wholly owned subsidiary of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase of Membership Interests; Closing.

1.1. Sale and Purchase.

On the Closing Date (as hereinafter defined) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests for the Purchase Price (as defined in Section 1.3).

1.2. Closing Date.

The consummation of the transactions contemplated hereby (the "Closing") will take place at the offices of the Buyer, 1940 Contra Costa Blvd. Pleasant Hill, CA 94523, USA, on the date hereof or such other date that is agreed to in writing by the Company and Buyer (the "Closing Date"), provided that all conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designees an assignment and bill of sale transferring to Buyer good title to the Membership Interests, free and clear of any liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Membership Interests, and Buyer shall thereupon pay to Sellers the Purchase Price.

1.3. Purchase Price; Milestones; Funding Obligation.

(a) Purchase Price. The Purchase Price shall be payable on the Closing Date on a pro rata basis to the Sellers as follows: (i) 5% of the outstanding shares of common stock in Buyer on a fully-diluted basis and with full anti dilution protections; (ii) shares of Series E Preferred Stock that convert into 5% of the outstanding shares of common stock in Buyer on a fully-diluted basis upon an annualized revenue run rate of Ten Million Dollars ($10,000,000.00) for any three (3) consecutive month trailing period; and (iii) shares of Series E Preferred Stock that convert into 5% of the outstanding shares of common stock in Buyer on a fully-diluted basis upon the occurrence of Buyer's public market value reaching One Hundred

Million US Dollars ($100,000,000). The shares in this Section 1.3(a)(i) shall have full anti-dilution protections. The shares in Sections 1.3(a)(ii) and (iii) shall have full anti-dilution protections, except that this provision only applies for 2.5% of the outstanding shares acquired under each subsection. Notwithstanding anything to the contrary herein, in the event that Buyer goes through a Change of Control event, not including this transaction, as that term is defined in Treasury Regulations 1.409A-3(i)(5)(v) or (vii), the foregoing milestone achievements shall be deemed accomplished and all rights to the shares shall immediately vest prior to the close of such Change of Control event.

(c) Funding Obligation. Subject to the funding obligations completed for Resonate.

In the case of an Event of Default under this Section 1.3(c), the Buyer would have a 30-day "cure period" on each of the payment dates to make the outstanding payments. The Seller must notify the Buyer of the breach in writing and then provide the Buyer a 30-day period to cure the breach. If the funding payment is not made after the 30-day period, the Seller has the option to issue a termination notice to terminate this Agreement. If the Agreement is terminated, the Buyer would receive a prorated equity percentage in the Seller's company based on a pre-valuation of $3,000,000. For example, if a $500,000 payment is made to the Seller, but no other payments are made and the Agreement is terminated, then Buyer would own 14.29% of the Seller's equity interest in the Company. Similarly, if a funding payment is not made and, considering that Buyer is providing 10% (anti-dilution protection) to the Seller at closing, Seller shall be entitled to receive a prorated amount of Buyer's equity at termination. For example, if a $500,000 payment is made, but no other payments are made, the Seller would receive the same prorated equity percentage that the Buyer received – or 14.29% of the 10% equity which would be 1.429% of the Seller's outstanding common shares.

1.4. Deliveries at Closing by Sellers and the Company.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, each of the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of each of them by Section 6.2.

1.5. Deliveries at Closing by Buyer.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 6.3.

2. Representations and Warranties of Sellers.

References in this Article 2 to "Sellers' Knowledge" means the (i) the actual knowledge of the following individual: Geoffrey Selzer (ii) what any of such named individuals would be reasonably expected to know upon the exercise of reasonable inquiry. The Sellers jointly and severally (except with respect to Section 2.23, as to which section each Seller represents and warrants severally in his, her or its individual capacity) represent and warrant to Buyer that as of the date hereof:

2.1. Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with full limited liability company power and authority to carry on the Business as it is now and has since its organization been conducted, and to own, lease or operate its

assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean (a) a material adverse effect on the financial condition, properties, business, or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its respective material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, changes, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America and (ii) conditions generally applicable to the industry in which the Company operates. Resonate Blends has disclosed its concern and business strategy related to the current vaping issue in the United States. The Buyer is aware of the potential problem and of Company's solution.

(b) The Company holds all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals, franchises and other authorizations (collectively, the "Operating Permits") and has taken all actions required by applicable law or regulations of any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency, competent authority, notified body or commission or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a "Governmental Entity," and collectively "Governmental Entities") in connection with the Business as now conducted, except where the failure to obtain any such Operating Permits or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect. No Governmental Entity has issued any notice or notification in writing stating that the Company is not in compliance with any Operating Permit.

(c) The Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind (collectively, a "Person").

(d) The Company has made available to Buyer a true and correct copy of the articles of organization and operating agreement of the Company, each as amended to date (collectively, the "Charter Documents"). The Company is not in violation of any of the provisions of its Charter Documents.

2.2. Ownership of Membership Interests.

(a) Sellers own all of the outstanding membership interests of the Company (the "Membership Interests") in the respective amounts set forth on Schedule 1, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind (collectively "Liens"). The Membership Interests constitute 100% of the issued and outstanding membership interests in the Company. After giving effect to the transactions contemplated by this Agreement, Buyer will own 100% of the Membership Interests. All of the Membership Interests have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Sellers has granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in the Company and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Company (collectively "Equity Rights"). No Membership Interests are, or will be at

the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement (collectively "Preemptive Rights"). There are no voting restrictions or restrictions on transfer of the Membership Interests (collectively "Restrictions").

(b) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Membership Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company does not own or control any equity security or other interest of any other Person. The Company is not a party to any agreement (i) requiring it to acquire any securities or ownership interests in any Person; and/or (ii) requiring it to make any investment in and/or to fund in any manner any Person. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

(c) Upon consummation of the transactions contemplated hereby at the Closing, Buyer will own the Membership Interests free and clear of all Liens, Equity Rights, Preemptive Rights and/or Restrictions, except any made by Buyer.

2.3. Authorization of Agreement.

The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the "Transaction Documents") have (except for Transaction Documents to be executed and delivered solely by Sellers or Buyer) been duly and validly approved by the Managers and the members of the Company (the "Authorizing Parties") and no other proceedings on the part of the Company or Sellers is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Company have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and other similar laws relating to creditors' rights (the "Bankruptcy Exception.")

2.4. Title to Assets.

(a) The Company is the lawful owner of each of the tangible assets, whether real, personal, mixed, comprising and employed in the operation of or associated with the Business, other than those Assets which the Company leases, in which case the Company has a valid leasehold interest in such Assets. The Assets owned and/or leased by the Company (collectively the "Assets") include all of the properties and other assets necessary for the Company to conduct the Business in the manner presently conducted and as currently contemplated to be conducted. The Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind, except for (a) leases which apply to certain assets which the Company leases from third parties, (b) security interests and liens consented to in writing by Buyer and (c) any inchoate statutory liens for real and personal property taxes not yet due or payable. There are no outstanding agreements, options or commitments of any nature obligating the Company to transfer any of the Assets or rights or interests therein to any party.

2.5. Financial Condition and Accounting.

(a) Financial Statements. The Buyer is in possession of (i) the balance sheet of the Company, as of March 31, 2019 and the related statements of income and cash flows for two years ended December 31, 2018 and 2017 and the interim period ended September 30, 2019. The Financial Statements present fairly the financial condition and position and operating results of the Company as of the respective dates thereof and for the periods therein indicated.

(b) Absence of Certain Changes. Since September 30, 2019, there has not been (i) any change in the assets, liabilities, financial condition, or operations of the Company, other than changes in the ordinary course of business; and/or (ii) any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

2.6. Property.

(a) Real Property. The Company does not own but does lease property the Calabasas office located at 26565 West Agoura Road, Suite 200, Calabasas, CA 91302 .

(b) Personal Property. All of the Personal Property has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair (normal wear and tear excepted) sufficient to enable the Company to operate the Business as presently conducted and as currently contemplated to be conducted.

2.7. Intellectual Property.

(a) Schedule 2 sets forth a true and complete list of all (a) patents and patent applications, trademark registrations and trademark applications, registered copyrights and copyright applications and domain names that are owned by the Company, and (b) licenses or sublicenses of Intellectual Property to the Company, and licenses and sublicenses of Intellectual Property by the Company to any third party (collectively "Licensed Intellectual Property"). "Owned Intellectual Property" means the Intellectual Property listed on Schedule 2 and all other Intellectual Property owned by the Company. For purposes hereof, "Intellectual Property" means: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes and technology, (iii) trademarks, service marks, trade names, trade dress, slogans, logos, domain names, and other source identifiers, including registrations and applications for registration thereof, (iv) original works of authorship, copyrightable subject matter, and copyrights, including copyright registrations and/or applications for copyright registration, (v) confidential and/or proprietary information, including trade secrets and/or know-how embodied in any invention, work of authorship, customer list, database, business information, and/or Software, and (vi) inventions, extensions, modifications, or enhancements of the Software or related to the Software. For purposes hereof, "Software" means all computer software developed by or on behalf of the Company, or used by the Company, including all computer software in any form (such as, source code, object code, assembler code, microcode, etc.), libraries, user-interfaces (including graphical user-interfaces, application programming interfaces (APIs), and other software interfaces), and databases operated by the Company or used by the Company in any way, including use in internal Company operations, testing (including alpha and beta tests), licensing, marketing, sales, and/or in connection with processing customer orders, storing customer information, or storing and archiving data.

(b) To Sellers' Knowledge, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Company in the ordinary course of business as currently conducted and as currently contemplated to be conducted does not conflict with or infringe upon, violate or misappropriate the

Intellectual Property rights of any third party. No claim has been asserted that the use of such Intellectual Property in the ordinary course of business does or may conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party.

(c) Except with respect to Open Source Materials (as defined in clause (d) below) disclosed in Schedule 2, the Company is the exclusive owner of the entire and unencumbered right, title and interest in each item of Owned Intellectual Property in the United States and worldwide, and to Sellers' Knowledge the Company is entitled to use all such Owned Intellectual Property in the ordinary course of business in the United States and worldwide, subject only to the terms of the licenses of the Owned Intellectual Property granted by the Company to its customers in the ordinary course of business. The Company has the right to use each item of Licensed Intellectual Property as provided in the license agreements therefor, and to Sellers' Knowledge the Company is entitled to use all such Licensed Intellectual Property in the ordinary course of business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the licenses of the Licensed Intellectual Property granted by the licensors thereof. True and complete copies of all agreements and documents with respect to the Licensed Intellectual Property and the Owned Intellectual Property have been made available to Buyer.

(d) "Open Source Materials" means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license. Except as disclosed in Schedule 2, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company's products or any Intellectual Property owned or used by the Company, (b) distributed Open Source Materials in conjunction with the Company's products or any Intellectual Property owned or used by the Company, or (c) used Open Source Materials in a manner that would make the Company's products or any Intellectual Property owned or used by the Company, or any part thereof, Open Source Materials.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property and Software used in the Business and the ordinary day-to-day operations of the Company, and there are no other items of Intellectual Property or Software that are material to the Business and/or such ordinary day-to-day operations. The Owned Intellectual Property and, to Seller's Knowledge, any Intellectual Property licensed to the Company under the Licensed Intellectual Property, is (i) to Seller's Knowledge, subsisting, valid and enforceable, and (ii) has not been adjudged invalid or unenforceable in whole or part.

(f) No legal proceedings have been asserted, are pending, or, to Sellers' Knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe upon or misappropriate any Intellectual Property right of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) To Sellers' Knowledge, no person is engaging in any activity that infringes upon the Owned Intellectual Property or any Intellectual Property licensed to the Company under the Licensed Intellectual Property. Except as set forth in Schedule 3, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination,

cancellation and/or impairment of any of the Owned Intellectual Property and/or the Licensed Intellectual Property.

(h) Correct and complete copies of all the licenses and sublicenses of the Licensed Intellectual Property to which the Company is a party have been made available to Buyer. With respect to each such license and sublicense: (i) such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense; (iii) the Company has not (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured, nor (iii) granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense; and (iv) neither the Company, nor, to Sellers' Knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Sellers' Knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(i) To Sellers' Knowledge, the Software is free of all viruses, worms, Trojan horses and other material known contaminants, and does not contain any problems of a material nature or have an adverse impact on the operation of other software programs or operating systems, and no rights in the Software have been transferred to any third party.

(j) The Company has have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its customer lists and customer information, trade secrets, source code and other confidential Intellectual Property. To Sellers' Knowledge (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(k) No current and former employee, director, and/or officer of the Company has any rights whatsoever to any of the Owned Intellectual Property and/or the Licensed Intellectual Property. Neither the Sellers nor the Company believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

2.8. No Conflict or Violation.

The execution, delivery and performance by Sellers and the Company of this Agreement and the other Transaction Documents to be delivered by Sellers and/or the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without notice or passage of time): (i) violate or conflict with any provision of the Charter Documents; (ii) violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company

and/or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Intellectual Property licenses or agreements and/or any Contract (as hereinafter defined in Section 2.9); (iv) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Membership Interests and/or Assets of the Company or the Business; or (v) result in the cancellation, modification, revocation or suspension of any material license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "License," and collectively, the "Licenses").

2.9. Consents.

Schedule 4 lists all consents and notices required to be obtained or given by or on behalf of Sellers and/or the Company in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, the provisions of any material Contract and/or any Intellectual Property license or agreement, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a Material Adverse Effect

2.10. Labor and Employment Matters.

There are no employment agreements, collective bargaining agreements or other labor agreements to which the Company is a party or by which it is bound.

2.11. Litigation.

There are no claims, actions, suits, or proceedings of any nature pending or, to Sellers' Knowledge, threatened by or against the Company, the managers, or members of the Company, or any of their respective Affiliates, including without limitation those involving, affecting or relating to (i) the Business, any Assets, properties, prospects and/or operations of the Company, (ii) any Contracts, (iii) any Owned Intellectual Property, (iv) any Licensed Intellectual Property, and/or (v) the transactions contemplated by this Agreement (collectively "Claims"). For purposes of this Agreement, "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the Securities Act. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. To Sellers' Knowledge, no Governmental Entity is currently investigating or planning to investigate the Company. There is no action, suit, proceeding or investigation by the Company currently pending against any third party or which the Company intends to initiate.

2.12. Certain Agreements.

(a) Schedule 5 lists all material contracts, subcontracts, agreements, instruments, licenses, sublicenses, commitments, understandings, letters of intent, term sheets and other arrangements to which the Company currently is a party relating to or affecting (i) the Business, (ii) any of the Company's Assets, properties, prospects and/or operations, and/or (iii) the Membership Interests, including, without limitation, all written or oral (i) contracts, agreements, subcontracts, memorandum of understanding, and commitments not made in the ordinary course of business, (ii) contracts, agreements, subcontracts, memorandum of understanding, and commitments, which by their terms require aggregate payments by or to the Company of an amount in excess of $25,000, (iii) service, maintenance and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, any material agreement relating to service agreements and insurance contracts, (vi) agreements and other arrangements for (A) the purchase, acquisition, sale, lease, disposition, transfer,

assignment, license and/or sublicense in any manner of any Assets, property, rights other than in the ordinary course of business, or (B) for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents pursuant to which the Company has granted any power of attorney with respect to its affairs, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Company or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) agency, brokerage, partnership or joint venture agreements, (xi) agreements relating to the issuance of any securities of the Company or the granting of any voting, transfer, rights of first refusal, preemptive rights, co sale rights, tag along rights drag along rights, registration rights and/or any similar rights with respect thereto, (xii) employment contracts or other contracts to or with individual current, former or prospective employees, consultants or agents, (xiii) collective bargaining agreements or other contracts to or with any labor unions or other employee representatives, groups of employees, (xiv) joint ventures or other contracts providing for payments based in any manner on the revenues or profits of the Company and/or the Business, (xv) contracts, agreements and commitments related to the purchase, acquisition, sale, lease, disposition, assignment, transfer, license and/or sub license in any manner of any Owned Intellectual Property and/or Leased Intellectual Property, (xvi) letters of intent, term sheets, memorandums of understanding, contracts, agreements and/or commitments related to the sale of the membership interests and /or any Assets of the Company other than in the ordinary course, (xvii) contracts, agreements and commitments related to granting or restricting the development, manufacture, marketing, sale, use or distribution of the Company's products or services, (xviii) contracts, agreements and commitments related to the indemnification by the Company with respect to infringements of Intellectual Property and/or other rights, (xix) contracts, agreements and commitments related to the sharing of revenues, profits, losses, costs, or liabilities by the Company with any other Person, (xx) contracts, agreements and commitments with any shareholder, officer, director or consultant of the Company (including any Affiliate of any such person), (xxi) contracts, agreements and commitments related to confidentiality or nondisclosure requirements, (xxii) term sheets, letters of intent, memorandums of understanding, contracts, agreements and commitments of any kind related to any actual or proposed recapitalization, merger or similar transaction with respect to the Company which would effect a change in control of the Company and (xxiii) all amendments, modifications, extensions or renewals of any of the foregoing (each a "Contract," and collectively, the "Contracts"). True and complete copies of all Contracts have been made available to Buyer. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by or to the Company under any Contract and to Sellers' Knowledge and the Company, no oral or written demand for such renegotiation has been made.

(b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Upon consummation of the transactions contemplated by this Agreement, each Contract shall continue to be valid, binding, enforceable and in full force and effect without penalty or other adverse consequence. The Company has performed all material obligations required to be performed by it under, and is not in default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Company.

(c) To Sellers' Knowledge, no other party to any Contract is in default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach.

2.13. Compliance with Applicable Law.

The Company has complied with all laws, rules, statutes, ordinances, regulations and requirements of all Governmental Entities ("Applicable Laws"). The Company is not in violation of any Applicable Law that would result in a Material Adverse Effect. The Business and the operations of the Company are being conducted in all material respects in accordance with all Applicable Laws of all Governmental Entities having jurisdiction over the Company or its Assets, properties or operations, including, without limitation, all such Applicable Laws, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. The Company has not received any notice of any violation of any Applicable Law, order or other legal requirement. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company, the Business and/or any of its Assets, properties or operations.

2.14. Licenses.

(a) Schedule 5 lists all Licenses issued or granted to the Company. The Licenses constitute all Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and as currently contemplated to be conducted and the ownership, occupancy and operation of the Company's properties and the execution, delivery and performance of this Agreement. Company currently intends to carry out its business through agreements with white label suppliers who all have appropriate licenses. No jurisdiction in which the Company is not qualified or licensed as a foreign business entity has demanded or requested in writing that it qualify or become licensed as a foreign business entity.

(b) Each License has been issued to, and duly obtained and fully paid for and is valid, in full force and effect, enforceable in accordance with its terms subject to the Bankruptcy Exception, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. The Company is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof.

2.15. Intercompany and Affiliate Transactions; Insider Interests.

(a) Other than agreements disclosed on Schedule 5, there are no contracts, transactions, agreements or arrangements, written or oral, of any kind, direct or indirect, between the Company and (a) any of the Sellers, (b) any manager, member, or officer of the Company, and/or (c) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements and arrangements are referred to as the "Related Party Agreements." The Related Party Agreements include, without limitation, loans, guarantees and/or pledges to, by or for the Company as well as those from, to, by or for any of the foregoing persons, which are currently in effect.

(b) (i) none of the Sellers, (ii) no manager, member, or officer of the Company, and (iii) no Affiliate and/or any immediate family member of any of the foregoing persons, now has, or within the last three (3) years had, either directly or indirectly:

(A) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells supplies, or during such period furnished, sold or supplied,

services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

(B) a beneficial interest in any Contract, commitment or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject;

(C) any rights in or to any of the Intellectual Property, Assets, properties and/or rights owned or licensed by the Company and/or used by the Company in the Business, including, but not limited to, any rights as a secured party, lender and/or debt holder;

(D) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Company; or

(E) the right to receive any payments of any kind from the Company.

2.16. Insurance.

The Company has no insurance policies of any nature whatsoever that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets of the Company.

2.17. No Undisclosed Liabilities.

Except as and to the extent specifically reflected or reserved against in the most recent Financial Statements and except as incurred in the ordinary course of business since the date of the most recent Financial Statements and except for obligations arising under those contracts and agreements to which the Company is party as described in Schedule 4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), the Company has no material debt, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation), and to Sellers' Knowledge, no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Company.

2.18. Taxes.

(a) For purposes of this Agreement, the following terms shall have the meanings specified below: (i) "Tax" or "Taxes" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise, utility property and all other taxes applicable to the Company, plus applicable penalties and interest thereon. (ii) "Tax Liabilities" means all liabilities for Taxes. (iii) "Tax Return" shall mean all reports and returns required to be filed with respect to Taxes.

(b) The Company was formed on October 02, 2018 and has not yet filed any Tax Returns.

(c) Tax Sharing Agreements. The Company is not a party to any tax-sharing or tax-indemnity agreement and the Company has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

(d) No Liens. None of the Assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

2.19. Environmental Matters.

(a) The Company complies in all material respects with all Applicable Laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment.

(b) There are no pending or, to Sellers' Knowledge, threatened administrative, judicial or regulatory proceedings, or, to Sellers' Knowledge, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company.

2.20. Brokers or Finders.

The Seller has contracted with Wendell Minnick to assist with fund raising. His contract is included as an attachment in Schedule 5.

2.21. Minute Books.

The minute books of the Company made available to Buyer contain complete and accurate copies of all meetings of managers and members since the time of organization of the Company. All prior corporate and company actions on behalf of the Company have been properly authorized and ratified by the officers, managers and/or members of the Company in accordance with Applicable Laws and the Charter Documents.

2.22. Disclosure.

Buyer has engaged in a due diligence process, and in connection with that process (i)Sellers have made available to Buyer all the information reasonably available to Sellers that Buyer has requested for deciding whether to enter into this Agreement and consummate the transactions contemplated hereby and all information that Sellers believe is reasonably necessary to enable Buyer to make such decisions and (ii) none of the Sellers has knowingly withheld any material fact with respect to any of the representation or warranties made by the Sellers. In light of the due diligence process mentioned above, to Sellers' Knowledge, no representation or warranty of Seller contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Buyer at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.23. Ownership of Membership Interests; Authorization of Agreement.

Each Seller, severally and not jointly, makes the following representations and warranties to Buyer:

(a) Such Seller owns the Membership Interests set forth opposite his, her or its name in the respective amounts set forth on Schedule 1, free and clear of all Liens.

(b) Such Seller has full legal right, power and authority to enter into this Agreement and to sell and deliver the Membership Interests owned by him, her or it in the manner provided herein. Such Seller has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Seller in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Seller, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Seller is a party or by which such Seller or its property is bound, and will not constitute a violation on the part of such Seller of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Seller or its property.

(d) With respect to Sellers that are not natural persons, this Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly and validly approved by the board of directors or other governing body of such Seller and no other proceedings on the part of such Seller is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby.

4. Representations and Warranties of Buyer.

References in this Article 4 to Buyer's "knowledge" means, unless provided otherwise, (i) the actual knowledge of the senior management personnel of Buyer and (ii) what the senior management personnel of Buyer would reasonably be expected to know upon the exercise of reasonable due inquiry. Buyer represents and warrants to the Sellers that as of the date hereof:

4.1. Organization and Corporate Authority.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to Buyer and its operations.

(b) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith (together with all other documents to be delivered in connection herewith or therewith, (collectively the "Transaction Documents") have (except for Transaction Documents to be executed and delivered solely by the Sellers and/or the Company) been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

4.2. SEC Filings.

As of their respective dates, Buyer's filings with the Securities and Exchange Commission (the "SEC Documents") were timely filed and complied in all material respects with the requirements applicable to Buyer's SEC Documents. Buyer's SEC Documents constitute all of the documents and reports that Buyer was required to file with the Securities and Exchange Commission. As of the time filed with the Securities and Exchange Commission (or, if amended or suspended by a filing prior to the date of this Agreement, then on the date of such filing) none of Buyer's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. OTC Markets, FINRA and the SEC have not initiated any inquiry, investigation or proceeding in respect of Buyer and Buyer is not aware of any such event, and does not have any information which it believes would result in the foregoing initiating an inquiry, investigation or proceeding with respect to Buyer, or otherwise affect the registration of the securities of Buyer. As of the date of this Agreement, there are no outstanding comment letters or unanswered correspondence from the SEC, FINRA, DTC or NASDAQ.

4.3. No Conflict or Violation.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) to Buyer's knowledge, violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

4.4. Litigation.

There are no material claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

4.5. Consents.

There are no consents or notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement and Buyer is in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material contract of which Buyer is a party to, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a material effect on the operation of Buyer's business.

4.6 No Outside Agreements

Other than employee agreements disclosed on Schedule 7, there are no contracts, transactions, agreements or arrangements, written or oral, of any kind, direct or indirect, between the Buyer and (a) any manager, employee, member, officer and/or (b) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements and arrangements, debt and equity agreements without limitation, loans, guarantees and/or pledges to, by or for the Seller as well as those from, to, by or for any of the foregoing persons, which effect the on-going operation of the Parent company have been documented and disclosed before closing. The Seller has also disclosed all of its

contracts, debt and obligations, and outside of any new contracts or sub agreements executed after the closing of this contract, all agreements are attached as schedules to this contract.

47. Compliance with Applicable Law.

The operations of Buyer are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Buyer or its assets, properties or operations, including, without limitation, all such laws, regulations, orders and requirements relating to Buyer's business except in any case where the failure to so conduct its operations would not have a material effect on the operation of Buyer's business. Buyer has not received any notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Buyer or any of its assets, properties or operations.

4.7. Brokers or Finders.

No agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer ("Buyer's Broker Fees"). Buyer shall be solely responsible for the payment of any and all Buyer's Broker Fees due any agent, broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

4.8 Indemnification of Sellers.

Buyer agrees to indemnify, defend and hold Sellers harmless for, from and against any and all claims, demands, liabilities, costs, expenses (including, without limitation, reasonable attorneys' fees) damages and losses, cause or causes of action and suit or suits arising out of Buyer's operation prior to the Closing Date or arising from any misrepresentation or breach of warranty or covenant by Buyer in this Agreement or any document delivered to Sellers pursuant to this Agreement. In the event any claim is made against Buyer alleging fraud or fraudulent activities, subject to this Section 4.8, it shall be deemed an Event of Default as set forth in Section 1.3(c) above and Sellers remedy shall be the same as set forth therein.

5. Covenants and Certain Understandings and Agreements of the Parties.

5.1. Confidentiality.

After the Closing, Sellers will keep the matters contemplated herein, all information about the Company or the Business, and all information provided by Buyer related to Buyer, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Sellers related to the Sellers confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to affect the transactions contemplated hereby or as required by applicable law. Buyer and the Sellers shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The confidentiality restrictions set forth herein shall not apply to information that (i) was in the public domain

before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the information was delivered; (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to limit such disclosure.

5.2. Further Assurances.

Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

5.3. Information Rights; Observer Rights; Board Seat.

(a) Information Rights. Parent will provide the Members with copies of its annual financial statements, monthly financial statements, budgets and business plans, management reports and standard inspection rights as reasonably requested; provided, however, that Parent shall not be obligated pursuant to this Subsection 5.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Parent) or the disclosure of which would adversely affect the attorney-client privilege between Parent and its counsel.

(c) Board Seat. At close of contract, Members shall have the right to appoint one (1) director to the Board. It is understood that the Board seat will be held by Geoffrey Selzer as CEO. The CEO shall have full responsibility and authority over employment decisions for the Parent. It is further understood that the Board agrees that all future acquisition(s) and determinations of dispositions must conform to the strategic vision of becoming a pure play Cannabis company as determined by the CEO unless otherwise unanimously agreed by the Board of Directors.

(d) Buyer and Seller have agreed to the establishment of a five-director board which will be established within 60 days of closing. Two (2) new members will be appointed by unanimous agreement by the existing board members.

(e) The Buyer warrants that the Buyer's Capitalization Structure as delivered to the Seller on October 21, 2019 is current, comprehensive and correct. The Buyer has agreed to share voting rights with Seller's CEO. As a condition to closing, Buyer has agreed to grant Seller's CEO equal voting rights to Buyer's within Series C and Series A. It is mutually understood that it is the intention of the Buyer to retire Series A. Other than of closing this agreement, no other corporate decisions utilizing the Series A or C voting rights will be implemented until the amended CODs are filed with the Nevada Secretary of State and are formally accepted unless mutually agreed upon by both Buyer and Seller CEOs.

Should this acquisition fail for any reason, all voting rights revert to the state which preceded this agreement.

5.4. Employment Agreements.

At Closing, Geoffrey Selzer, Henry Steingeiser, Sian Seligman, Pamela Kerwin and Skyler Quisenberry shall be extended employment agreements giving them senior positions in the holding company, i.e., in

Buyer. As a condition of employment, however, they will also be required to execute Business Protection Agreements in the form and substance agreeable to Buyer.

The Buyer warrants that at the time of closing, the Buyer has three and one half million (3,500,000) shares in an established ESOP for incenting employees and board members. Within 60 days, the Parent shall issue, or cause to be issued additional shares to the ESOP to support future acquisitions and to attract the best and brightest in the industry. All ESOP shares must be approved by the Board for any ESOP grants.

5.5. No Shop.

Until the Closing, neither Buyer nor the Sellers shall enter into or negotiate any similar contact or arrangement with any other Person, without the express written approval of the other parties hereto.

5.6. Termination of Company Operating Agreement.

Immediately as of Closing, the Company and the Sellers hereby irrevocably agree that that certain Operating Agreement dated as of October 02, 2018, as it may have been amended from time to time, is terminated and is null and void and of no further force or effect, and that no party thereto shall have any duty, liability or obligation thereunder.

5.7. Disposition and Management of Textmunication

It is the intent by Buyer and Seller that any subsidiary under the Holding Company will be reviewed during the first 90 days after closing. The intent of the new Holding Company is to build a pure play cannabis holding company with each subsidiary bringing value and synergy. If it's determined a current subsidiary doesn't fit into the strategic vision, The BOD has the right to divest the subsidiary in a method that optimizes shareholder value. At no time will operating expenses or indebtedness of Textmunication's SMS business unit be the responsibility of the Holding Company. Any operating expenses or indebtedness from the Seller prior to closing will be the full responsibility of the Seller and not the Holding Company.

6. Conditions to Closing.

6.1. Conditions to Obligations of Each Party.

The obligations of the Sellers, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition.

(a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, net income or financial condition of the Company, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable law.

6.2. Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment to Buyer's reasonable satisfaction, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion:

(a) Additional Closing Documents of the Sellers. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer: (i) Copies of the resolutions of the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Sellers and the Company and the consummation of the transactions contemplated hereby and thereby, (ii) A certificate of existence/good standing issued by the Secretary of State of California as of a recent date prior to Closing for the Company.
(iii) For Sellers that are not natural persons, certificates of authority with respect to the persons signing and delivering documents on behalf of such Seller and evidence of approval of the transactions contemplated by this Agreement with respect to such Seller.

(b) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other Person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(c) Other Obligations. The Sellers shall have paid and satisfied in full the Sellers' Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by the Company and/or the Sellers to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

6.3. Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more of which may be waived by the Sellers Representative in writing in its discretion:

(a) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing copies, certified by an authorized officer of Buyer, of resolutions of its board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby.

(b) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, needed by the Buyer in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to the Sellers, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to the Sellers on or before the Closing Date.

(c) Other Obligations. The Buyer shall have paid and satisfied in full the Buyer's Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by Buyer to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

7. Miscellaneous.

7.1. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.1:

If to Buyer: Textmunication Holdings, Inc.
Wais Asefi
1940 Contra Costa Blvd.
Pleasant Hill, CA 94523

If to the Sellers: Resonate Blends, LLC
Geoffrey Selzer
Resonate Blends, LLC
26565 West Agoura Road, Suite 200
Calabasas, CA 91302

7.2. Assignability and Parties in Interest.

This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon Buyer and the Sellers and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except in connection with permitted assignments as provided above.

7.3. Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts-of-law principles.

7.4. Counterparts.

Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.5. Publicity.

Buyer shall issue a press release and file a report with the SEC with respect to the transactions contemplated hereby.

7.6. Complete Agreement.

This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

7.7. Modifications, Amendments and Waivers.

No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar.

7.8. Headings; References.

The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement and the other Transaction Documents. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

7.9. Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.10. Expenses of Transactions.

All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement shall be borne by the Sellers.

7.11. Submission to Jurisdiction.

All actions or proceedings arising in connection with this Agreement, if any, shall be tried and litigated exclusively in the state or federal courts located in the State of Nevada, or such other venue as may be mutually agreed to by the parties. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the

parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non convenient or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Nevada shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.12. Attorneys' Fees.

If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Sellers or any of their respective Affiliates, successors or assigns, or if the Sellers or any of respective Affiliates, successors or assigns, his or her heirs, Affiliates or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation.
For purposes of this paragraph, "prevailing party" means only a party that has received a final order or judgment from a court of competent jurisdiction that is no longer subject to appeal or writ of certiorari. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest Purchase Agreement as of the date first above written.

TEXTMUNICATION HOLDINGS, INC.

By: ______________________

Name: Wais Asefi

Title: CEO

RESONATE BLENDS, LLC

By: ______________________

Name: Geoffrey Selzer

Title: Chief Executive Officer

Schedule 1

Members' Signatures and Ownership

Members

Geoff Selzer 50.11%

Henry Steingieser 17.73

Skyler Quisenberry 14.78

Pamela Kerwin 5.91

Sian Seligman 5.91

John Selzer 4.06

Michael Cooper 0.50

Alexander Yoffe 0.50

Daniel Quisenberry 0.50

Schedule 2
Open Source Materials

None to Disclose

Schedule 3

Intellectual Property

1. URls

californialivestyle.net

californialivestyle.com

calivestyle.com

calivestyle.net

entourage-labs.com

entouragelabs.net

resonatevape.net

resonateessentialoils.com

resonatevape.com

resonateblends.com

newworldblends.net

newworldblends.info

newworldblends.org

newworldblends.com

koanlife.com

koan.life

resonate-holdings.com

resonatesystem.com

resonateproducts.com

2. Trademark Applications

Filed for "Resonate"; Applications in progress for Koan, and the slogan, "The Active Ingredient is You" in two classes: vape pens and essential oils. Other classes to follow.

3. All formulations in process.

4. All pen designs; logo designs associated with the Koan and Resonate Bends brands

5. **The Resonate System**

6. **Business Strategies** developed on or behalf of Resonate Blends.

Schedule 4
Consents

No consents required

Schedule 5
Agreements

Agreements with the following included by attachment:

Advisor : Kymron De Cesare

Legal Firm Engagement Letter : Yoffe & Cooper, LLP

John Selzer: Convertible Promissory Note $10,000

Agreement with Wendell Minnick – fund raising compensation

Schedule 6

Agreements Disclosed to Seller by Buyer